EXHIBIT 99

                 PRESS RELEASE OF APRIL 11, 1997

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                          PRESS RELEASE


Peoples Financial Corp., Inc. ("PFC") announced the final results of its annual shareholders meeting held April 8, 1997 at Mister O's. The management slate of nominees received 87% of the voted shares with 96.8% of all outstanding shares voting. Elected and returning to the Board are: R. B. Robertson, Darl Hetrick, Howard Shreckengost, and R. B. Robertson, Jr. of Clarion County, Frank
L. Doverspike, William Toy, Frank Baker, and Marlin Foreman of Armstrong County, J. Jack Sherman of Forest County, Francis Kane of Indiana County, and Brian Henry of northern Allegheny County. The former President, C. Edward Dunmire, who had nominated an insurgency slate of eight nominees, received 13% of the shares voted. PFC is the bank holding company of PFC Bank with its two divisions, New Bethlehem Bank and Peoples Bank of PA.

R. B. Robertson, Chairman and CEO of PFC, said he was gratified by the outstanding turnout and support for the Board of Directors. Further he hopes that PFC can now put the proxy contest behind it and concentrate its efforts on building long-term shareholder value for all shareholders.

James L. Kifer, Executive Vice President and CFO, announced at the annual meeting that the unaudited results of net income for the first quarter were $882,004, which is a 49.5% improvement over net income for the first quarter of 1996. In addition, the quarterly shareholders' dividend for the first quarter paid on March 15, 1997 increased 4.3% over the same period for 1996.